Exhibit 99.1

Crawford & Company®

5335 Triangle Parkway

Peachtree Corners, GA 30092

FOR IMMEDIATE RELEASE

CRAWFORD & COMPANY REPORTS 2025 FIRST QUARTER RESULTS

Growth and profitability momentum continues in the first quarter

ATLANTA, (May 5, 2025) -- Crawford & Company® (NYSE: CRD-A and CRD-B), is pleased to announce its financial results for the first quarter ended March 31, 2025.

Revenues before reimbursements increased 3% to $312.0 million in the 2025 first quarter from $301.7 million in the 2024 first quarter. First quarter net income was $6.7 million, or $0.13 per diluted share for CRD-A and CRD-B, compared to $2.8 million, or $0.06 per diluted share for CRD-A and CRD-B in the prior year quarter.

GAAP Consolidated Results
	Three Months Ended March 31,
(in millions, except per share amounts)	2025	2024	Change
Revenues before reimbursements	$312.0	$301.7	3%
Net income attributable to shareholders	6.7	2.8	139%
Diluted earnings per share CRD-A	0.13	0.06	117%
Diluted earnings per share CRD-B	0.13	0.06	117%

Non-GAAP Consolidated Results
	Three Months Ended March 31,
(in millions, except per share amounts)	2025	2024	Change
Revenues before reimbursements on constant dollar basis	$316.5	$301.7	5%
Consolidated adjusted operating earnings	17.8	12.1	47%
Consolidated adjusted EBITDA	26.8	20.6	30%
Non-GAAP net income attributable to shareholders	10.3	6.5	58%
Non-GAAP diluted earnings per share CRD-A	0.21	0.13	62%
Non-GAAP diluted earnings per share CRD-B	0.21	0.13	62%

Mr. Rohit Verma, president and chief executive officer of Crawford & Company, commented, “In the first quarter of 2025 we continued the growth and profitability momentum that we built in 2024, delivering solid year-over-year revenue growth of 3.4%. Our consolidated operating earnings increased 47% with margin improvement across three of our business segments driven by our diversified model and disciplined execution."

Mr. Verma continued, “Each of our segments contributed to a solid first quarter. North America Loss Adjusting delivered revenue growth and increased operating earnings, supported by continued strength in U.S. GTS. Our International Operations segment achieved revenue growth of 6% and a gain of 105% in operating earnings year-over-year. Broadspire saw modest revenue growth with strong client retention as well as new business adds, and we continue to invest in adjuster talent to position the business for future expansion. While Platform Solutions revenue was slightly lower than the first quarter of last year, the division delivered improved profitability, reflecting enhanced operating efficiency and the value of our strong carrier partnerships. We’re pleased with our first quarter progress, and we are focused on building upon this momentum as we execute our strategy to invest in the business, enhance liquidity, and continue to strengthen our balance sheet in the months ahead.”

Segment Results for the First Quarter

North America Loss Adjusting

North America Loss Adjusting revenues before reimbursements were $79.7 million in the first quarter of 2025, up 3.1% from $77.4 million in the first quarter of 2024, driven by growth in U.S. Global Technical Services. Absent foreign exchange rate decreases of $1.4 million, revenues would have been $81.2 million for the 2025 first quarter.

The segment had operating earnings of $5.5 million in the 2025 first quarter, increasing from $4.5 million in the first quarter of 2024. The operating margin increased to 6.9% in the 2025 quarter, compared with 5.8% in the 2024 quarter, driven by growth in U.S Global Technical Services and lower costs in U.S field operations compared to the prior year quarter.

International Operations

International Operations revenues before reimbursements were $104.4 million in the first quarter of 2025, up 6.4% from $98.1 million in the same period of 2024 driven by growth in the U.K. and Europe. Absent foreign exchange rate decreases of $3.0 million, revenues would have been $107.4 million for the 2025 first quarter.

Operating earnings were $3.5 million in the 2025 first quarter, increasing from $1.7 million in the 2024 period. The segment’s operating margin for the 2025 quarter increased to 3.3% compared with 1.7% in the 2024 quarter driven by the U.K. and Asia.

Broadspire

Broadspire segment revenues before reimbursements were $96.4 million in the 2025 first quarter, increasing 2.2% from $94.3 million in the 2024 first quarter driven by increases in medical case management and casualty claims revenues.

Broadspire recorded operating earnings of $12.2 million in the first quarter of 2025, representing an operating margin of 12.7%, compared to $12.8 million, or 13.6% of revenues, in the 2024 first quarter. An increase in centralized indirect support costs in the quarter impacted the operating margin.

Platform Solutions

Platform Solutions revenues before reimbursements were $31.5 million in the first quarter of 2025, down slightly from $31.9 million in the same period of 2024.

Operating earnings were $2.9 million in the 2025 first quarter, increasing from the $1.1 million in the 2024 period. The segment’s operating margin for the 2025 quarter was 9.3% as compared with 3.5% in the 2024 quarter. Operating earnings benefited from an increase in staff augmentation revenues and a reduction in costs in the Networks service line and an increase in average rates in Contractor Connection.

Unallocated Corporate and Shared Costs and Credits, Net

Unallocated corporate costs were $6.2 million in the first quarter of 2025, compared with $8.0 million in the same period of 2024. The decrease in the 2025 first quarter was primarily due to decreases in professional fees, self-insured reserves, and bad debt expense, partially offset by an increase in administrative compensation expenses.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses (“SG&A”) decreased $2.7 million, or (3.5)%, in the three months ended March 31, 2025 as compared with the 2024 period. The decrease was primarily due to a reduction in professional fees and self-insurance reserves, partially offset by increases in administrative compensation expenses.

Other Matters

The Company recognized a pretax contingent earnout expense of $0.4 million in the 2025 first quarter, compared to an expense of $0.2 million in the same period of 2024, related to the fair value adjustment of earnout liabilities arising from acquisitions. These adjustments, which are not a component of operating earnings, are based on changes to projections of acquired entities over the respective earnout periods, which span multiple years.

The Company recognized non-service pension costs of $2.3 million in the 2025 first quarter compared with $2.5 million in the 2024 period. Non-service pension costs represent the U.S. and U.K. non-service defined benefit pension costs, which are non-operating in nature as the U.S. plan is frozen and the U.K. plans are closed to new participants.

Subsequent Event

Following the end of the first quarter for the Company’s International Operations segment, a foreign tax authority issued new administrative guidance requiring the Company to reassess certain income and other non-income tax related positions. The Company’s evaluation of the potential financial impact of the new administrative guidance is ongoing and could result in a change in its prior conclusions. The Company estimates this change could have an approximately $5.0 million negative impact on its financial condition and results of operations.

Balance Sheet and Cash Flow

The Company’s consolidated cash and cash equivalents position as of March 31, 2025, totaled $57.4 million, compared with $55.4 million at December 31, 2024. The Company’s total debt outstanding as of March 31, 2025, totaled $246.6 million, compared with $218.1 million at December 31, 2024.

The Company’s operations used $13.9 million of cash during the first three months of 2025, compared with $19.8 million used in 2024. The decrease in cash used was due primarily to $5.8 million higher operating earnings.

The Company made no contributions to its U.S. defined benefit pension plan and $0.8 million in contributions to its U.K. plans for the first three months of 2025, compared with no contributions to the U.S. plan and $0.6 million to the U.K. plans in 2024.

During the three months of 2025, the Company did not repurchase any shares of CRD-A or CRD-B. In the first three months of 2024, the Company did not repurchase any shares of CRD-A but repurchased 85,632 shares of CRD-B at an average per share cost of $8.56.

Conference Call

As previously announced, Crawford & Company will host a conference call on May 6, 2025, at 8:30 a.m. Eastern Time to discuss its first quarter 2025 results. The conference call can be accessed live by dialing 1-800-549-8228 and using Conference ID 27578. A presentation for tomorrow’s call can also be found on the investor relations portion of the Company’s website, https://ir.crawco.com. The call will be recorded and available for replay through May 13, 2025. You may dial 1-888-660-6264 and use passcode 27578# to listen to the replay.

Non-GAAP Presentation

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under U.S. generally accepted accounting principles (“GAAP”), these out-of-pocket expenses and associated reimbursements are required to be included when reporting expenses and revenues, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment expenses and revenues for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income or operating earnings. A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our Company and operating segments, and make resource allocation and certain compensation decisions. Unlike net income, segment operating earnings is not a standard performance measure found in GAAP. We believe this measure is useful to others in that it allows them to evaluate segment and consolidated operating performance using the same criteria used by our senior management and CODM. Consolidated operating earnings represent segment earnings including certain unallocated corporate and shared costs, but before net corporate interest expense, stock option expense, amortization of acquisition-related intangible assets, contingent earnout adjustments, non-service pension costs, income taxes and net income or loss attributable to noncontrolling interests.

Adjusted EBITDA is not a term defined by GAAP and as a result our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. However, adjusted EBITDA is used by management to evaluate, assess and benchmark our operational results. The Company believes that adjusted EBITDA is relevant and useful information widely used by analysts, investors and other interested parties. Adjusted EBITDA is defined as net income attributable to shareholders of the Company with adjustments for depreciation and amortization, net corporate interest expense, contingent earnout adjustments, non-service pension costs, income taxes and stock-based compensation expense.

Unallocated corporate and shared costs and credits include expenses and credits related to our chief executive officer and Board of Directors, certain provisions for bad debt allowances or subsequent recoveries such as those related to bankrupt clients, certain unallocated professional fees and certain self-insurance costs and recoveries that are not allocated to our individual operating segments.

Income taxes, net corporate interest expense, stock option expense, amortization of acquisition-related intangible assets, contingent earnout adjustments, and non-service pension costs are recurring components of our net income, but they are not considered part of our segment operating earnings because they are managed on a corporate-wide basis. Income taxes are calculated for the Company on a consolidated basis based on statutory rates in effect in the various jurisdictions in which we provide services and vary significantly by jurisdiction. Net corporate interest expense results from capital structure decisions made by senior management and the Board of Directors, affecting the Company as a whole. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. Amortization expense is a non-cash expense for finite-lived customer-relationship and trade name intangible assets acquired in business combinations. Contingent earnout adjustments relate to changes in the fair value of earnouts associated with our recent acquisitions. Non-service pension costs represent the U.S. and U.K. non-service defined benefit pension costs, which are non-operating in nature as the U.S. plan was frozen in 2002 and the U.K. plans are closed to new participants. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings to better assess the results of each segment's operating activities on a consistent basis.

A significant portion of our operations are international. These international operations subject us to foreign exchange fluctuations. The following table illustrates revenue as a percentage of total revenue for the major currencies of the geographic areas that Crawford does business:

		Three Months Ended
(in thousands)		March 31, 2025		March 31, 2024
Geographic Area	Currency	USD equivalent	% of total	USD equivalent	% of total
U.S.	USD	$185,862	59.6%	$179,721	59.6%
U.K.	GBP	44,342	14.2%	40,255	13.4%
Canada	CAD	21,776	7.0%	23,841	7.9%
Australia	AUD	19,048	6.1%	19,661	6.5%
Europe	EUR	15,924	5.1%	14,885	4.9%
Rest of World	Various	25,080	8.0%	23,291	7.7%
Total Revenues, before reimbursements		$312,032	100.0%	$301,654	100.0%

Following is a reconciliation of consolidated operating earnings to net income attributable to shareholders of Crawford & Company on a GAAP basis:

	Three Months Ended
(in thousands)	March 31, 2025	March 31, 2024
Operating earnings:
North America Loss Adjusting	$5,476	$4,479
International Operations	3,456	1,690
Broadspire	12,203	12,804
Platform Solutions	2,927	1,115
Unallocated corporate and shared costs, net	(6,218)	(8,007)
Consolidated operating earnings	17,844	12,081
(Deduct) add:
Net corporate interest expense	(3,944)	(3,596)
Stock option expense	(184)	(167)
Amortization of intangible assets	(1,800)	(1,868)
Non-service pension costs	(2,333)	(2,473)
Contingent earnout adjustments	(363)	(151)
Income tax provision	(2,480)	(1,047)
Net (income) loss attributable to noncontrolling interests	(56)	58
Net income attributable to shareholders of Crawford & Company	$6,684	$2,837

Following is a reconciliation of net income attributable to shareholders of Crawford & Company on a GAAP basis to non-GAAP adjusted EBITDA:

	Three Months Ended
(in thousands)	March 31, 2025	March 31, 2024
Net income attributable to shareholders of Crawford & Company	$6,684	$2,837
Add (Deduct):
Depreciation and amortization	9,647	9,299
Stock-based compensation	1,390	1,218
Net corporate interest expense	3,944	3,596
Non-service pension costs	2,333	2,473
Contingent earnout adjustments	363	151
Income tax provision	2,480	1,047
Non-GAAP adjusted EBITDA	$26,841	$20,621

Following is a reconciliation of operating cash flow to free cash flow for the three months ended March 31, 2025 and 2024:

Three Months Ended
(in thousands)	March 31, 2025	March 31, 2024	Change
Net Cash Used in Operating Activities	$(13,923)	$(19,803)	$5,880
Less:
Property & Equipment Purchases, net	(994)	(1,541)	547
Capitalized Software (internal and external costs)	(8,329)	(8,009)	(320)
Free Cash Flow	$(23,246)	$(29,353)	$6,107

Non-GAAP consolidated results for 2025 and 2024 exclude the non-cash, after-tax adjustments for amortization of intangible assets, non-service-related pension costs, and contingent earnout adjustment.

Following are the reconciliations of GAAP Pretax Earnings, Net Income and Earnings Per Share to related non-GAAP Adjusted figures, which reflect each of 2025 and 2024 before amortization of intangible assets, non-service related pension costs and contingent earnout adjustments:

Three Months Ended March 31, 2025
(in thousands)	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$9,220	$6,684	$0.13	$0.13
Adjustments:
Amortization of intangible assets	1,800	1,489	0.03	0.03
Non-service related pension costs	2,333	1,803	0.04	0.04
Contingent earnout adjustments	363	363	0.01	0.01
Non-GAAP Adjusted	$13,716	$10,339	$0.21	$0.21

Three Months Ended March 31, 2024
(in thousands)	Pretax earnings	Net income attributable to Crawford & Company	Diluted earnings per CRD-A share	Diluted earnings per CRD-B share
GAAP	$3,826	$2,837	$0.06	$0.06
Adjustments:
Amortization of intangible assets	1,868	1,575	0.03	0.03
Non-service related pension costs	2,473	1,929	0.04	0.04
Contingent earnout adjustments	151	151	-	-
Non-GAAP Adjusted	$8,318	$6,492	$0.13	$0.13

Following is information regarding the weighted average shares used in the computation of basic and diluted earnings per share:

	Three Months Ended
(in thousands)	March 31, 2025	March 31, 2024
Weighted-Average Shares Used to Compute Basic Earnings Per Share:
Class A Common Stock	30,175	29,586
Class B Common Stock	19,145	19,542
Weighted-Average Shares Used to Compute Diluted Earnings Per Share:
Class A Common Stock	30,706	30,279
Class B Common Stock	19,145	19,542

Further information regarding the Company’s operating results for the three months ended March 31, 2025, financial position as of March 31, 2025, and cash flows for the three months ended March 31, 2025 is shown on the attached unaudited condensed consolidated financial statements.

About Crawford & Company

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is a leading provider of claims management and outsourcing solutions to insurance companies and self-insured entities with an expansive network serving clients in more than 70 countries. The Company's two classes of stock are substantially identical, except with respect to voting rights for the Class B Common Stock (CRD-B) and protections for the non-voting Class A Common Stock (CRD-A). More information is available at www.crawco.com.

TAG: Crawford-Financial, Crawford-Investor-News-and-Events

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

This press release contains forward-looking statements, including statements about the expected future financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company’s present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company’s reports filed with the SEC and available at www.sec.gov and in the Investor Relations section of Crawford & Company’s website at www.crawco.com.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In Thousands, Except Per Share Amounts and Percentages)

Three Months Ended March 31,	2025	2024	% Change

Revenues:
Revenues Before Reimbursements	$312,032	$301,654	3%
Reimbursements	11,307	11,419	(1)%
Total Revenues	323,339	313,073	3%

Costs and Expenses:
Costs of Services Provided, Before Reimbursements	221,893	214,389	4%
Reimbursements	11,307	11,419	(1)%
Total Costs of Services	233,200	225,808	3%

Selling, General, and Administrative Expenses	74,587	77,320	(4)%
Corporate Interest Expense, Net	3,944	3,596	10%
Total Costs and Expenses	311,731	306,724	2%

Other Loss, Net	(2,388)	(2,523)	(5)%

Income Before Income Taxes	9,220	3,826	141%
Provision for Income Taxes	2,480	1,047	137%

Net Income	6,740	2,779	143%

Net (Income) Loss Attributable to Noncontrolling Interests	(56)	58	(197)%

Net Income Attributable to Shareholders of Crawford & Company	$6,684	$2,837	136%

Earnings Per Share - Basic:
Class A Common Stock	$0.14	$0.06	133%
Class B Common Stock	$0.14	$0.06	133%

Earnings Per Share - Diluted:
Class A Common Stock	$0.13	$0.06	117%
Class B Common Stock	$0.13	$0.06	117%

Cash Dividends Per Share:
Class A Common Stock	$0.07	$0.07	—
Class B Common Stock	$0.07	$0.07	—

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2025 and December 31, 2024

Unaudited

(In Thousands, Except Par Values)

	March 31,	December 31,
	2025	2024
ASSETS

Current Assets:
Cash and Cash Equivalents	$57,367	$55,412
Accounts Receivable, Net	134,140	142,064
Unbilled Revenues, at Estimated Billable Amounts	136,596	131,080
Income Taxes Receivable	4,803	5,337
Prepaid Expenses and Other Current Assets	39,931	40,334
Total Current Assets	372,837	374,227

Net Property and Equipment	19,040	20,554

Other Assets:
Operating Lease Right-of-Use Asset, Net	72,419	78,808
Goodwill	76,374	76,368
Intangible Assets Arising from Business Acquisitions, Net	72,023	74,545
Capitalized Software Costs, Net	113,530	111,854
Deferred Income Tax Assets	23,962	25,305
Other Noncurrent Assets	42,074	42,094
Total Other Assets	400,382	408,974

Total Assets	$792,259	$803,755

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$41,295	$17,822
Accounts Payable	44,590	50,605
Accrued Compensation and Related Costs	72,597	101,371
Self-Insured Risks	21,332	27,813
Income Taxes Payable	3,718	3,343
Operating Lease Liability	23,648	24,541
Other Accrued Liabilities	43,297	38,103
Deferred Revenues	35,724	36,129
Total Current Liabilities	286,201	299,727

Noncurrent Liabilities:
Long-Term Debt and Finance Leases, Less Current Installments	205,274	200,315
Operating Lease Liability	61,192	66,811
Deferred Revenues	23,780	23,556
Accrued Pension Liabilities	20,471	21,084
Other Noncurrent Liabilities	36,318	36,711
Total Noncurrent Liabilities	347,035	348,477

Shareholders’ Investment:
Class A Common Stock, $1.00 Par Value	30,217	30,124
Class B Common Stock, $1.00 Par Value	19,145	19,145
Additional Paid-in Capital	88,437	87,118
Retained Earnings	241,177	237,948
Accumulated Other Comprehensive Loss	(218,388)	(217,125)
Shareholders’ Investment Attributable to Shareholders of Crawford & Company	160,588	157,210
Noncontrolling Interests	(1,565)	(1,659)
Total Shareholders’ Investment	159,023	155,551

Total Liabilities and Shareholders’ Investment	$792,259	$803,755

CRAWFORD & COMPANY

SUMMARY RESULTS BY OPERATING SEGMENT WITH DIRECT COMPENSATION AND OTHER EXPENSES

Unaudited

(In Thousands, Except Percentages)

Three Months Ended March 31,

	North America Loss Adjusting		%	International Operations		%	Broadspire		%	Platform Solutions		%
	2025	2024	Change	2025	2024	Change	2025	2024	Change	2025	2024	Change

Revenues Before Reimbursements	$79,740	$77,365	3.1%	$104,394	$98,092	6.4%	$96,384	$94,298	2.2%	$31,514	$31,899	(1.2)%

Direct Compensation, Fringe Benefits & Non-Employee Labor	56,018	55,467	1.0%	70,577	64,979	8.6%	58,351	57,257	1.9%	18,045	18,930	(4.7)%

% of Revenues Before Reimbursements	70.3%	71.7%		67.6%	66.2%		60.5%	60.7%		57.3%	59.3%

Expenses Other than Reimbursements, Direct Compensation, Fringe Benefits & Non-Employee Labor	18,246	17,419	4.7%	30,361	31,423	(3.4)%	25,830	24,237	6.6%	10,542	11,854	(11.1)%

% of Revenues Before Reimbursements	22.9%	22.5%		29.1%	32.0%		26.8%	25.7%		33.5%	37.2%

Total Operating Expenses	74,264	72,886	1.9%	100,938	96,402	4.7%	84,181	81,494	3.3%	28,587	30,784	(7.1)%

Operating Earnings (1)	$5,476	$4,479	22.3%	$3,456	$1,690	104.5%	$12,203	$12,804	(4.7)%	$2,927	$1,115	162.5%

% of Revenues Before Reimbursements	6.9%	5.8%		3.3%	1.7%		12.7%	13.6%		9.3%	3.5%

(1) A non-GAAP financial measurement which represents net income attributable to the applicable reporting segment excluding income taxes, net corporate interest expense, stock option expense, amortization of acquisition-related intangible assets, non-service pension costs, contingent earnout adjustments, and certain unallocated corporate and shared costs and credits. See pages 3 and 4 for additional information about segment operating earnings.

CRAWFORD & COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Year-to-Date Period Ended March 31, 2025 and March 31, 2024

Unaudited

(In Thousands)

	2025	2024
Cash Flows From Operating Activities:
Net Income	$6,740	$2,779
Reconciliation of net income to net cash used in operating activities:
Depreciation and amortization	9,647	9,299
Stock-based compensation	1,390	1,218
Loss (gain) on disposal of property and equipment	564	(81)
Contingent earnout adjustments	363	151
Changes in operating assets and liabilities:
Accounts receivable, net	6,002	6,312
Unbilled revenues, net	(8,045)	(9,511)
Accrued or prepaid income taxes	229	942
Accounts payable and accrued liabilities	(25,176)	(25,837)
Deferred revenues	315	116
Accrued retirement costs	(3,211)	(3,546)
Prepaid expenses and other operating activities	(2,741)	(1,645)
Net cash used in operating activities	(13,923)	(19,803)

Cash Flows From Investing Activities:
Acquisitions of property and equipment	(994)	(1,541)
Capitalization of computer software costs	(8,329)	(8,009)
Net cash used in investing activities	(9,113)	(9,550)

Cash Flows From Financing Activities:
Cash dividends paid	(3,455)	(3,443)
Repurchases of common stock	—	(733)
Increases in short-term and revolving credit facility borrowings	41,411	35,807
Payments on short-term and revolving credit facility borrowings	(12,901)	(14,794)
Payments of contingent consideration on acquisitions	—	(579)
Other financing activities	(38)	(185)
Net cash provided by financing activities	25,017	16,073

Effects of exchange rate changes on cash and cash equivalents	(289)	394
Increase (Decrease) in cash, cash equivalents, and restricted cash(1)	1,692	(12,886)
Cash, cash equivalents, and restricted cash at beginning of year(1)	56,329	59,545
Cash, cash equivalents, and restricted cash at end of period(1)	$58,021	$46,659

(1) The 2025 amounts include beginning restricted cash of $917 at December 31, 2024, and ending restricted cash of $654 at March 31, 2025, and the 2024 amounts include beginning restricted cash of $1,182 at December 31, 2023, and ending restricted cash of $1,463 at March 31, 2024, which we present as part of "Prepaid expenses and other current assets" on the Balance Sheets.